EXHIBIT 21.1

Subsidiaries

First Tier Subsidiaries

Paramount Capital, Inc., a Wyoming corporation

Apple iSports, Inc., a Delaware corporation

Second Tier Subsidiary

Apple iSports Pty Ltd, an Australian corporation